Exhibit 99.1

Gulfport Energy Reports First Quarter 2026 Financial and Operational Results

OKLAHOMA CITY (May 5, 2026) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the three months ended March 31, 2026, reaffirmed its 2026 development plan and provided an update on its financial position.

First Quarter 2026 and Recent Highlights

●	Delivered total net production of 996.8 MMcfe per day, an increase of 7% over first quarter 2025

●	Incurred capital expenditures of $121.7 million, which includes $117.9 million of operated D&C capital expenditures and $3.9 million of maintenance land and seismic investment

●	Completed opportunistic discretionary acreage acquisitions totaling $39.5 million

●	Reported $165.8 million of net income and $264.2 million of adjusted EBITDA(1)

●	Generated $292.9 million of net cash provided by operating activities and $118.9 million of adjusted free cash flow(1)

●	Repurchased approximately 866 thousand shares of common stock for approximately $172.8 million

●	Reaffirming full year 2026 guidance with fourth quarter 2026 net daily equivalent production to grow approximately 5% compared to fourth quarter 2025

●	Completed spring borrowing base redetermination of revolving credit facility with reaffirmed borrowing base of $1.1 billion and an increase in elected commitments of 10% to $1.1 billion

●	Achieved significant drilling efficiencies across both operating areas, including a 50% improvement in drilling footage per day in the Marcellus and SCOOP drilling cycle times that were 25% better than internal expectations

Michael Hodges, Executive Vice President and Chief Financial Officer, commented, “Gulfport’s first quarter financial results reflect a strong start to the year and position the Company to successfully deliver on the 2026 development plan outlined in our guidance earlier this year. Strategically, we completed our previously announced discretionary acreage program, investing a total of $102.4 million over the past four quarters to add more than two years of high-quality inventory at values we believe are extremely attractive relative to recent metrics implied by larger inorganic transactions in the immediate area. These low-breakeven additions enhance the durability of our asset base, reinforcing the significant value uplift we are capturing through our organic leasing efforts and we continue to pursue opportunities to further strengthen our resource depth going forward.”

“In addition, supported by our strong balance sheet and liquidity position, we maintained an active share repurchase program during the quarter and repurchased over $170 million of common stock, representing the highest level of quarterly repurchase activity in Company history and exceeding our previously announced plans in February. Since initiating the program, including the preferred redemption in September 2025, we have repurchased more than $1.0 billion of common stock, demonstrating our confidence in the fundamental value of our business and our commitment to delivering substantial returns to our shareholders. Our share repurchase program is likely to remain an attractive use of capital and we plan to continue an active program throughout the remainder of the year,” concluded Hodges.

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the first quarter of 2026:

	Quarter Ended March 31, 2026
	Gross	Net	Lateral Length
Spud
Utica & Marcellus	9	8.9	19,200
SCOOP	2	1.6	9,200

Drilled
Utica & Marcellus	6	5.9	17,100
SCOOP	2	1.6	9,200

Completed
Utica & Marcellus	3	3.0	16,900
SCOOP	—	—	—

Turned-to-Sales
Utica & Marcellus	5	5.0	14,000
SCOOP	—	—	—

Gulfport’s net daily production for the first quarter of 2026 averaged 996.8 MMcfe per day, primarily consisting of 833.0 MMcfe per day in the Utica/Marcellus and 163.8 MMcfe per day in the SCOOP. For the first quarter of 2026, Gulfport’s net daily production mix was comprised of approximately 91% natural gas, 7% natural gas liquids (“NGL”) and 2% oil and condensate.

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Production
Natural gas (Mcf/day)	905,770	837,816
Oil and condensate (Bbl/day)	3,738	5,282
NGL (Bbl/day)	11,432	9,962
Total (Mcfe/day)	996,786	929,280
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$4.90	$3.73
Impact from settled derivatives ($/Mcf)	$(0.68)	$(0.12)
Average price, including settled derivatives ($/Mcf)	$4.22	$3.61
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$66.40	$65.76
Impact from settled derivatives ($/Bbl)	$(4.80)	$1.06
Average price, including settled derivatives ($/Bbl)	$61.60	$66.82
NGL:
Average price without the impact of derivatives ($/Bbl)	$30.59	$34.37
Impact from settled derivatives ($/Bbl)	$0.75	$(1.53)
Average price, including settled derivatives ($/Bbl)	$31.34	$32.84
Total:
Average price without the impact of derivatives ($/Mcfe)	$5.05	$4.11
Impact from settled derivatives ($/Mcfe)	$(0.63)	$(0.12)
Average price, including settled derivatives ($/Mcfe)	$4.42	$3.99
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.27	$0.24
Taxes other than income ($/Mcfe)	$0.10	$0.08
Transportation, gathering, processing and compression expense ($/Mcfe)	$1.01	$0.99
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.15	$0.12
Interest expenses ($/Mcfe)	$0.17	$0.16

Capital Investment

Capital expenditures were approximately $121.7 million (on an incurred basis) for the first quarter of 2026, of which $117.9 million related to operated drilling and completion activity and $3.9 million related to maintenance land and seismic investment. Gulfport also invested approximately $39.5 million in discretionary acreage acquisitions and incurred approximately $0.2 million related to non-operated drilling and completion activities.

Common Stock Repurchase Program

Gulfport repurchased approximately 866.3 thousand shares of common stock at a weighted-average share price of $199.45 during the first quarter of 2026, totaling approximately $172.8 million. As of March 31, 2026, the Company had repurchased approximately 8.2 million shares of common stock (including the underlying shares of common stock into which the preferred stock was convertible) at a weighted-average share price of $133.02 since the program initiated in March 2022, totaling approximately $1.1 billion in aggregate. As of March 31, 2026, the Company had approximately $406.8 million of remaining capacity under the share repurchase program.

Credit Facility Borrowing Base Redetermination

On May 1, 2026, Gulfport completed its semi-annual borrowing base redetermination during which the borrowing base was reaffirmed at $1.1 billion and the elected commitments were increased by 10% to $1.1 billion.

Financial Position and Liquidity

As of March 31, 2026, Gulfport had approximately $2.9 million of cash and cash equivalents, $182.0 million outstanding borrowings under its revolving credit facility, $48.7 million of letters of credit outstanding and $650.0 million of outstanding 2029 senior notes.

Gulfport’s liquidity at March 31, 2026, totaled approximately $772.2 million, comprised of the $2.9 million of cash and cash equivalents and approximately $769.3 million of available borrowing capacity under its revolving credit facility. Pro forma for the recent increase in elected commitments, Gulfport’s liquidity at March 31, 2026 increases by approximately $100 million to $872.2 million.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

First Quarter 2026 Conference Call

Gulfport will host a teleconference and webcast to discuss its first quarter of 2026 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, May 6, 2026.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from May 6, 2026 to May 20, 2026, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13759931.

Financial Statements and Guidance Documents

First quarter of 2026 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2025 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550

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